Exhibit 99.1

Amendola Communications for Community Bank of Arizona

Carrie Morgan, 480.664.8412, x15

Jan Shulman, 480.664.8412, x12

Photo downloads: Option one and option two

For Immediate Release

COMMUNITY BANK OF ARIZONA OPENS CENTRAL PHOENIX BRANCH

Ursula Jackson named as Branch Manager; Michael Affolter as Branch Relationship Manager

Glendale, Ariz., July 30, 2007 – Community Bank of Arizona, a wholly owned subsidiary of Community Bancorp (NASDAQ: CBON), announces the opening of its third branch office in the Phoenix metropolitan, the second opening within the past three months. Located on Central between Thomas Road and Virginia Avenues at 2700 N. Central Ave. in Phoenix, the new branch has 4,229 square feet of space devoted to banking operations on the ground floor and 8,214 square feet of administrative office space on the second floor.

The new full-service facility will provide commercial banking services to small- to medium-sized business in the Valley, including real estate, construction, commercial and Small Business Association loans ranging from $200,000 to $30 million. Community Bank of Arizona (formerly Cactus Commerce Bank) also has full-service locations in Glendale and Fountain Hills and a forthcoming branch in Mesa.

“This opening signifies Community Bank’s commitment to growth and caters to customers who want the convenience of banking near their workplace,” said Edward M. Jamison, Chairman of the Board, President and Chief Executive Officer. “The new Central Phoenix branch is conveniently located in an area of professional businesses that fit our target market. The nearby light rail access will help us recruit top talent.”

“I look forward to working with my team to deliver exceptional customer service to our growing customer base and expand Community Bank of Arizona’s presence in the Valley,” said Ursula Jackson, Vice President and Branch Manager of the Central Phoenix location.

Before joining Community Bank of Arizona last year, Jackson was Vice President of Operations at Arrowhead Community Bank in Glendale. She is an active volunteer with the Arizona Drug Abuse Resistance Education (D.A.R.E.) program. Her husband, Willie, is past President of D.A.R.E. Jackson lives with her husband and son, Willie Jr., 16, in Glendale. Her daughter, Lauren, 19, is a specialist in the U.S. Army and currently serves in Iraq.

J. Michael Affolter also joins the new branch on Central Avenue as Branch Relationship Manager. Affolter brings over 20 years experience in banking, finance and real estate to Community Bank of Arizona, including his role as Senior Vice President and Chief Credit Officer with community banks in Wisconsin, and expertise in both commercial and residential real estate. Affolter earned his broker’s license in 1995. He has returned to Fountain Hills, having lived there and practiced real estate for 10 years before his move to Wisconsin. A family of bankers, Affolter’s wife, Peggy, also has worked in the industry, along with all three of their sons. He has been active in many community organizations and service groups.

Community Bank of Arizona Opens Central Phoenix Branch

“After watching chain lending institutions grow to replace independent banks as a sweeping national trend, it is so refreshing to see a bank built on community values and relationships and I am delighted to come on board,” states Branch Relationship Manager Mike Affolter. “Customers notice the difference our philosophy of one-on-one banking makes and we value their business.”

About Community Bancorp

Community Bancorp is a bank holding company headquartered in Las Vegas, Nevada, with two operating bank subsidiaries: 1) Community Bank of Nevada, and 2) Community Bank of Arizona. Community Bank of Nevada is a Nevada state chartered bank providing a full range of commercial and consumer bank products through thirteen branches located in the greater Las Vegas area and two loan production offices in Southern California and Arizona. Community Bank of Arizona (formerly Cactus Commerce Bank), an Arizona state chartered bank, operates through three full-service branches in the greater Phoenix area and was acquired by Community Bancorp in September of 2006. It provides commercial banking services, including real estate, construction, commercial loans and SBA loans, to small and medium-sized businesses. For more information about Community Bancorp, visit our website at www.communitybanknv.com.

Member FDIC, Equal Housing Lender, SBA Preferred Lender

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to loan production, balance sheet management, the economic condition of the markets in Las Vegas, Nevada, or Phoenix, Arizona, net interest margin, loan quality, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in,” “management expects that,” “will continue,” “is anticipated,” “estimate “projected,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Community Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp under PSLRA’s safe harbor provisions.

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Community Bank of Arizona To Open Branch in Fountain Hills	2